Exhibit 10.2

BACKSTOP AGREEMENT
AMONG
FORBES ENERGY SERVICES LTD.
AND
CERTAIN LENDERS
_______________
Dated as of December 21, 2016

TABLE OF CONTENTS
Page

1	The Funding Option	2
2	Put Option	3
3	Funding Fee	4
4	The Backstop Lenders’ Commitments	4
5	The Company’s Commitments	5
6	Backstop Lender Replacement Backstop	5
7	Representations and Warranties of the Company	6
8	Representations and Warranties of the Backstop Lenders	13
9	Additional Covenants of the Company	14
10	Additional Covenant of the Backstop Lenders: Approvals	16
11	Conditions to the Obligations of the Backstop Lenders	16
12	Conditions to the Obligations of the Company	18
13	Survival of Representations and Warranties	18
14	Termination	18
15	Indemnification Obligations	21
16	Notices	24
17	Survival	25
18	Assignment; Third Party Beneficiaries	25
19	Complete Agreement	26
20	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	26
21	Counterparts	26
22	Action by, or Consent or Approval of, the Backstop Lenders	26
23	Amendments and Waivers	27
24	Specific Performance	27
25	Other Interpretive Matters	27

INDEX OF DEFINED TERMS

Agreement	1	Lender Percentages	1
Backstop Commitments	4	Lender Replacement	6
Backstop Lenders	1	Lender Replacement Funds	6
Backstop Premium	5	Lender Replacement Notice	5
Bankruptcy Code	1	Lender Termination	5
Bankruptcy Court	1	Losses	21
Business Day	2	Material Adverse Effect	7
Chapter 11 Cases	1	Outside Date	18
Company	1	Participating Lender	6
Company Replacement Notice	5	Petition Date	1
Confirmation Date	18	Plan	1
Confirmation Order	1	Plan Effective Date	1
Credit Agreement	1	Purchase Notice	4
Debtors	1	Put Option	3
Defaulting Lender	5	Put Option Exercise Period	3
Disclosure Statement	13	Replacement Right	5
Environmental Law	9	Requisite Lenders	2
Exchange Act	8	Restructuring Support Agreement	1
Exchange Act Documents	8	Rights Expiration Time	2
Final Replacement Notice	6	Satisfaction Notice	4
Funding Price	1	Subscription Agent	2
Hazardous Materials	9	Subscription Documents	3
HSR Act	14	Taxes	11
Indemnified Claim	21	Terminating Lender	5
Indemnified Person	20	Termination Fee	20
Intellectual Property Rights	10	Transaction Expenses	5
Lender Default	5	Unsubscribed Term Loan	1

BACKSTOP AGREEMENT
BACKSTOP AGREEMENT (the “Agreement”), dated as of December 21, 2016, among Forbes Energy Services Ltd., a Texas corporation (the “Company”), and each of the undersigned parties identified on the signature pages hereto (each, a “Backstop Lender” and collectively, the “Backstop Lenders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement (as defined below).
WHEREAS, the Company and certain of its subsidiaries (collectively, the “Debtors”) will file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”);
WHEREAS, certain creditors of the Company have entered into a Restructuring Support Agreement, dated as of the date hereof (the “Restructuring Support Agreement”), pursuant to which such creditors have agreed to, among other things, vote in favor of the pre-packaged plan of reorganization, to be filed in connection with the Debtors’ Chapter 11 Cases, and attached as Exhibit A to the Restructuring Support Agreement (the “Plan”).
WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan, and the other conditions specified in Section 11 and Section 12, the Company proposes to enter into a credit agreement (the “Credit Agreement”) for a new first lien term loan (the “Term Loan”) in an aggregate amount of $50,000,000 (the “Term Loan Amount”);
WHEREAS, subject to the Bankruptcy Court’s entry of the Confirmation Order, consummation of the Plan, and the other conditions specified in Section 11 and Section 12, the Company proposes to offer to each holder of a Noteholder Claim (the “Note Claims”) who is an accredited investor and, together with its respective affiliates, owns in excess of $5,600,000 or 2% of the outstanding principal amount of the Notes (each, an “Eligible Offeree,” and collectively, the “Eligible Offerees”) the option to fund (the “Funding Option”) such Eligible Offeree’s pro rata portion of the Term Loan;
WHEREAS, in order to facilitate the Funding Option, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, (A) each Backstop Lender, severally and not jointly, has agreed to (i) fund (the “Backstop Lenders’ Commitments”), on the effective date of the Plan (the “Plan Effective Date”), such Backstop Lender’s percentage, as set forth on Exhibit A (the “Backstop Lender Percentages”), of the aggregate principal amount of the Term Loan minus the aggregate principal amount of Term Loan funded pursuant to the Funding Option on or before the Expiration Time (as hereinafter defined) (such remaining Term Loan, in the aggregate, the “Unsubscribed Term Loan”) and (ii) sell its Put Option (as defined below) to the Company, and (B) the Company agrees to (i) acquire a Put Option from each Backstop Lender and (ii) in consideration for the Backstop Commitments (as defined below), pay the Backstop Put Premium (as defined below) to the Backstop Lenders on the Plan Effective Date;
WHEREAS, the Company will conduct the Funding Option pursuant to the Plan and consistent with the terms of this Agreement; and
WHEREAS, for purposes of this Agreement, the “Requisite Backstop Lenders” shall mean those Backstop Lenders holding a majority of the Backstop Commitments (as set forth on Exhibit A) held by all Backstop Lenders.
NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Backstop Lenders agree as follows:
1.The Funding Option. The Funding Option will be conducted as follows:
(a)    Subject to the terms and conditions of this Agreement, the Company hereby determines to offer each Eligible Offeree, as of a record date to be determined by the Company, the opportunity to participate in and fund the Term Loan by committing to and lending a portion of the entire amount of the Term Loan, in each case equal to each Eligible Offeree’s pro rata portion of the Term Loan.
(b)    Each Eligible Offeree will be provided with a subscription form (a “Subscription Form”, a form of which is attached hereto as Exhibit B) which shall include the ability to participate in a subscription option (the “Subscription Option”).
(c)    Pursuant to the Subscription Option, each Eligible Offeree shall have the option to fund all, but not less than all, of its pro rata portion of the Term Loan. For purposes of this Section 1(c), “pro rata” shall equal a fraction the numerator of which is the principal amount of Notes held by an Eligible Offeree and the denominator of which is the aggregate principal amount of all outstanding Notes.
(d)    [Reserved].
(e)    [Reserved].
(f)    The Company will provide, or cause to be provided, to each Eligible Offeree a Subscription Form, whereby each Eligible Offeree may exercise its Subscription Option. The Subscription Option may be exercised during a specified period, which period will commence on the date the Subscription Forms are distributed and will end at the Expiration Time. For purposes of this Agreement, the “Expiration Time” means 5:00 p.m. New York City time on such date that the Company, subject to the approval of the Requisite Backstop Lenders, may specify in a notice provided to the Eligible Offerees. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close. In order to exercise a

Subscription Option, each Eligible Offeree shall, prior to the Expiration Time, (i) return a duly executed Subscription Form to the subscription agent for the Funding Option selected by the Company (the “Subscription Agent”); (ii) return a duly executed a signature page to the Credit Agreement, (iii) return a duly completed and executed administrative agent questionnaire, (iv) return a duly executed certificate of Eligible Offeree, which shall include a certification that the Eligible Offeree is an accredited investor ((i)-(iv) collectively, together with the Subscription Form, referred to as the “Subscription Documents”); and (v) fund an amount equal to the portion of the Term Loan elected to be funded by such Eligible Offeree pursuant to their Subscription Option (net of fees), by wire transfer of immediately available funds prior to the Expiration Time to an account established by the Subscription Agent for the Funding Option.
(g)    The portion of Term Loan funded by an Eligible Offeree who elects to fund such Term Loan shall be rounded down to the nearest ten thousand dollar increment.
(h)    If the Subscription Agent for any reason does not receive from an Eligible Offeree both a timely and duly executed Subscription Documents and timely payment for the Term Loan being funded by such Eligible Offeree, unless otherwise approved by the Company and the Requisite Backstop Lenders, such Eligible Offeree shall be deemed to have relinquished and waived its right to participate in the Funding Option.
(i)    [Reserved].
(j)    If, following the Subscription Option, the Company has received less than $50,000,000 of aggregate subscriptions, the Backstop Lenders will fund the Unsubscribed Term Loan, as set forth in Section 4.
2.    Put Option.
(a)    Sale of Put Option. The Company hereby agrees to purchase from each Backstop Lender, and each Backstop Lender hereby agrees to sell to the Company, an irrevocable put option (the “Put Option”) requiring such Backstop Lender to fund, on the Plan Effective Date, its Backstop Lender Percentage of the Unsubscribed Term Loan, if any, as of the Expiration Time.
(b)    Put Option Exercise Period. Each Put Option is exercisable during the time between the Expiration Time and prior to the Plan Effective Date (the “Put Option Exercise Period”).
(c)    Exercise of Put Option. Upon the exercise of a Put Option by the Company with respect to a Backstop Lender, this Agreement shall become a contract by such Backstop Lender to fund such Backstop Lender’s Backstop Lender Percentage of the Unsubscribed Term Loan, if any, and such Backstop Lender shall fund, on the Plan Effective Date, subject to the terms and conditions as set forth herein, such Backstop Lender’s Backstop Lender Percentage of the Unsubscribed Term Loan, if any. The Company shall be deemed to have exercised each Put Option in full immediately prior to the end of the Put Option Exercise Period unless the Company shall have given written notice to such Backstop Lender on or prior to such time that it has elected not to exercise a Put Option. Any such election by the Company not to exercise a Put Option shall not be effective and shall be void ab initio unless consented to in writing by the Requisite Backstop Lenders, which consent shall not be unreasonably withheld.
(d)    Put Option Termination. Each Backstop Lender’s obligations with respect to its Put Option shall terminate automatically, without any further action by the Company or any Backstop Lender, if (i) the Company has given written notice, with the prior written consent of the Requisite Backstop Lenders, to the Backstop Lenders that it has elected not to exercise its Put Option pursuant to Section 2(c) hereof, (ii) upon valid termination of this Agreement by all Parties hereto pursuant to its terms, or (iii) this Agreement has been terminated by a Backstop Lender in accordance with its terms, in which case only the obligations of such Terminating Backstop Lender shall automatically terminate.
3.    Funding Fee
(a)    [Reserved].
(b)    On the Plan Effective Date, any Eligible Offeree who subscribes for and funds the Term Loan pursuant to the requirements of Section 1 shall receive its pro rata portion of a funding fee, payable in cash, of $3,000,000 (the “Funding Fee”).
(c)    For purposes of this Section 3, “pro rata” shall equal a fraction the numerator of which is an Eligible Offeree’s funded amount of the Term Loan and the denominator of which is $50,000,000.
4.    The Backstop Lenders’ Commitments.
(a)    No less than three (3) Business Days before the Plan Effective Date, the Company shall deliver to counsel to the Backstop Lenders, by email and facsimile transmission, a certification by an authorized signatory of the Company providing either (i) a true and accurate calculation of the amount of the Unsubscribed Term Loan (a “Purchase Notice”) along with each Backstop Lender’s percentage of the Unsubscribed Term Loan required to be funded or (ii) in the absence of any Unsubscribed Term Loan, the fact that there is no Unsubscribed Term Loan and that the commitment of the Backstop Lenders hereunder to fund the Unsubscribe Term Loan are terminated (a “Satisfaction Notice”). The Company agrees to promptly provide any written backup, information and documentation relating to the information contained in the applicable Purchase Notice as any Backstop Lender may reasonably request.
(b)    On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 11, each of the Backstop Lenders, severally and not jointly, agrees to fund, on the Plan Effective Date:
(i)    its Subscription Option; and

(ii)    the Unsubscribed Term Loan, if any, it is required to fund pursuant to a duly exercised Put Option pursuant to the terms hereof (together, the “Backstop Commitments”).
(c)    On the Plan Effective Date, each Backstop Lender shall deliver to the Company (i) a duly executed signature page to the Credit Agreement, (ii) a duly completed and executed administrative agent questionnaire and (iii) a duly executed accredited investor questionnaire certifying that the Eligible Offeree is an accredited investor.
(d)    On the Plan Effective Date, the Backstop Lenders will fund only such amount of the Unsubscribed Term Loan as is listed in the Purchase Notice, without prejudice to the rights of the Company or the Backstop Lenders to seek later an upward or downward adjustment if the amount of the Unsubscribed Term Loan in such Purchase Notice is inaccurate.
5.    The Company’s Commitments
(a)    On the basis of the representations and warranties herein contained, but subject to the entry of the Confirmation Order, as consideration for the Backstop Lenders’ Commitments and the other undertakings of the Backstop Lenders herein, including the Put Option, the Company will pay to the Backstop Lenders, in the aggregate, on the Plan Effective Date, a nonrefundable premium in the amount of $2,000,000 (the “Backstop Put Premium”), which shall be payable in cash to each Backstop Lender based on the Backstop Lender Percentages (as set forth on Exhibit A) whether or not the Put Option is exercised.
(b)    Subject to the entry of the Confirmation Order, which order shall approve this Section 5(b), upon consummation of the Plan, the Company will reimburse or pay, as the case may be, the out-of-pocket expenses reasonably incurred by the Backstop Lenders whether prior to or after the date hereof (collectively, “Transaction Expenses”), including all reasonable fees with respect to and in connection with the negotiation, documentation and execution of the transactions and agreements contemplated herein, and including, but not limited to all reasonable fees, expenses and costs relating to the Company’s Chapter 11 Cases and including all reasonable fees and expenses of (i) Fried, Frank, Harris, Shriver & Jacobson LLP and McKool Smith PC, counsel to the Backstop Lenders and (ii) FTI Consulting, Inc., as advisor to the Backstop Lenders.
6.    Backstop Lender Replacement Backstop.
(a)    Replacement Option. If any Backstop Lender (i) defaults on any of its Backstop Commitment obligations under this Agreement (such default, an “Backstop Lender Default”, and such Backstop Lender a “Defaulting Backstop Lender”), or (ii) validly terminates this Agreement, (such termination, an “Backstop Lender Termination” and such Backstop Lender, a “Terminating Backstop Lender”), the Company shall, within two (2) Business Days thereof, provide written notice (a

“Company Replacement Notice”) to each Non-Defaulting or Non-Terminating Backstop Lender (as applicable) of such Backstop Lender Default or Backstop Lender Termination (as applicable). Each Non-Defaulting or Non-Terminating Backstop Lender (as applicable) shall then have the option (the “Replacement Option”), but not the obligation, to, within five (5) Business Days of receipt of a Company Replacement Notice to provide written notice (a “Backstop Lender Replacement Notice”) to the Company and the other Backstop Lenders that such Backstop Lender agrees to be subject to the Put Option for up to 100% of the Defaulting Backstop Lenders’ or the Terminating Backstop Lenders’ (as applicable) Backstop Commitment (an “Backstop Lender Replacement”, and such Backstop Lender, a “Participating Backstop Lender”), to be allocated to each Participating Backstop Lender based on its Backstop Lender Percentage in the event of oversubscription (adjusted, as applicable, for the removal of any Terminating Backstop Lender, any Defaulting Backstop Lender and any Backstop Lender not wishing to exercise its Replacement Option) on the terms and subject to the conditions set forth in this Agreement.
(b)    In the event the Participating Backstop Lenders, in the aggregate, elect to assume and exercise more than 100% of the Defaulting Backstop Lenders’ or the Terminating Backstop Lenders’ (as applicable) rights and obligations under this Agreement, the allocation of such rights and obligations to each Participating Backstop Lender shall be adjusted down proportionate to their respective Backstop Lender Percentages, so that the aggregate allocation to the Participating Backstop Lenders equals 100% of the Defaulting Backstop Lenders’ or Terminating Backstop Lenders’ (as applicable) obligations under this Agreement. Within two (2) Business Days following of the deadline for submission of Backstop Lender Replacement Notices to the Company, and subject to receipt by the Company of such Backstop Lender’s Replacement Notice, the Company shall provide written notice (a “Final Replacement Notice”) to each Participating Backstop Lender, if any, informing it of the total amount of the Unsubscribed Term Loan (the “Backstop Lender Replacement Funds”) that the Participating Backstop Lender is obligated to fund pursuant to the Backstop Lender Replacement. Each Participating Backstop Lender must deliver the Backstop Lender Replacement Funds by wire transfer of immediately available funds to the account specified by the Company to the Participating Backstop Lenders (i) on the Plan Effective Date, if the Plan Effective Date has not occurred or (ii) within two (2) Business Days following receipt of the Final Replacement Notice if the Plan Effective Date has occurred.
(c)    For the avoidance of doubt, the assumption by any Participating Backstop Lender of any Defaulting Backstop Lender’s obligations under this Agreement shall not relieve such Defaulting Backstop Lender of its liability for breach of this Agreement.
7.    Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Backstop Lenders as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof.

(a)    Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing in each non-Texas jurisdiction would not be reasonably likely to result in a Material Adverse Effect (as defined in Section 7(e) hereof).
(b)    Power and Authority.
(i)    The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations hereunder. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.
(ii)    The Company has the requisite corporate power and authority to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations thereunder, and will have taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of the Plan.
(c)    Execution and Delivery; Enforceability.
(i)    The Plan will be duly and validly filed with the Bankruptcy Court by the Company in accordance with Section 9(a) and, upon entry of the Confirmation Order and consummation of the Plan, will constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms.
(d)    Authorized Capital. Upon the Plan Effective Date, the authorized capital of the Company will conform to the authorized capital set forth in the Plan and Disclosure Statement.
(e)    No Conflict. Subject to entry of the Confirmation Order and consummation of the Plan and the execution and delivery (or, with respect to the Plan, the filing with the Bankruptcy Court) by the Company of this Agreement and the Plan and compliance by it with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby: (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of their properties or assets is subject; (ii) will not result in any violation of the provisions of the organizational documents of the Company; and (iii) assuming the accuracy of the Backstop Lenders’ representations and warranties in Section 8, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of their properties, except in any such case described in clause (i) or clause (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on (A) the business, assets, properties, results of operations or financial condition of the Company or (B) the ability of the Company, subject to the approvals and other authorizations set forth in Section 7(f), to consummate the transactions contemplated by this Agreement or the Plan, other than, with respect to clauses (A) and (B), the effect: (1) resulting from the filing of the Chapter 11 Cases or the public announcement thereof, any reasonably anticipated effects thereof or from any action approved by the Bankruptcy Court; (2) resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby; or (3) resulting from any act or omission of the Company taken with the prior written consent of the Requisite Backstop Lenders.
(f)    Consents and Approvals. Assuming the accuracy of the Backstop Lenders’ representations and warranties in Section 8 and subject to confirmation of the Plan, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of their properties is required for the commencement or the consummation of the Funding Option by the Company and the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof (including payment of the Backstop Put Premium and Transaction Expenses of the Backstop Lenders as required hereby) and the consummation of the transactions contemplated hereby and thereby, except (i) the entry of the Confirmation Order and (ii) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(g)    Financial Statements. The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the documents filed by the Company with the SEC under the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder (the “Exchange Act”) as of December 31, 2015 and for the year then ended and as of each of March 31, 2016, June 30, 2016 and September 30, 2016, and for the quarterly and year to date periods then ended (the “Exchange Act Documents”) present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified provided that the quarterly statements have certain condensed presentations. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Exchange Act Documents).
(h)    Exchange Act Documents. The Exchange Act Documents, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Exchange Act, and none of such Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference when such documents are filed with the SEC, will conform in all material respects to the requirements of the Exchange Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(i)    No Violation. The Company is not, except as a result of the Chapter 11 Cases or as disclosed prior to the date of this Agreement in the Exchange Act Documents, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such default or violation that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(j)    Legal Proceedings. Except as disclosed prior to the date of this Agreement in the Exchange Act Documents, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case, to which the Company is or may be a party or to which any property of the Company is or may be the subject that, individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
(k)    No Broker’s Fees. The Company is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against it or the Backstop Lenders for a brokerage commission, finder’s fee or like payment in connection with the offering of the Term Loan.
(l)    Absence of Certain Changes. Since September 30, 2016, no change, event, circumstance effect, development, occurrence or state of facts has occurred or exists that have had or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(m)    Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Company, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Company, (ii) the Company is in compliance with Environmental Law and has obtained, maintains in full force and effect, and is in compliance with all permits, licenses and other approvals currently required under any Environmental Law for conduct of its business as presently conducted by the Company, and (iii) no Hazardous Materials have been released by the Company at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company under any Environmental Laws. For purposes of this Agreement, “Environmental Law” means all applicable foreign, federal, state and local conventions, treaties, protocols, laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of the environment or exposure to hazardous or toxic substances, materials or wastes, and “Hazardous Materials” means all materials, substances, chemicals, or wastes (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law.
(n)     Insurance. The Company has insured its respective properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses. All premiums due and payable in respect of material insurance policies maintained by the Company have been paid. As of the date hereof, to the knowledge of the Company, the Company has not received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.
(o)    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, licenses, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of its business, without conflict with the rights of any other person, (ii) to the knowledge of the Company, neither the Company nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by the Company, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any person, and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened.
(p)    No Undisclosed Relationship. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers and 5% stockholders of the Company, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that are not so described in such filings, except for the transactions contemplated by this Agreement.

(q)    Money Laundering Laws. The operations of the Company are and have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company operates (and the rules and regulations promulgated thereunder) and any related or similar laws and no material legal proceeding by or before any governmental entity or any arbitrator involving the Company with respect to such laws is pending or, to the knowledge of the Company, threatened.
(r)    Sanctions Laws. Neither the Company nor, to the knowledge of the Company, any of its respective directors, officers, employees or other persons acting on its behalf with express authority to so act are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Funding Option, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, for the purpose of financing the activities of any person that, to the knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
(s)    Foreign Corrupt Practices Act. The Company has no knowledge of any actual or alleged material violations of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable anti-corruption or anti-bribery laws in any jurisdiction other than the United States, by the Company or any of its respective officers, directors, agents, distributors, employees or any other person acting on behalf of the Company.
(t)    Taxes.
(i)    The Company and each of its subsidiaries have paid, or will pay in full pursuant to the Plan, all material income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfalls profits, customs duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes levied by a governmental authority, including interest and penalties thereon (“Taxes”) imposed on it or its assets, business or properties, or, to the extent not yet due, such Taxes have been accrued and fully provided for in accordance with generally accepted accounting principles. The Company and each of its subsidiaries has timely filed all returns, information statements or reports required to be filed with any governmental authority with respect to Taxes.
(ii)    There are no material Liens for Taxes on any asset of the Company or its subsidiaries other than liens for Taxes not yet delinquent or for Taxes contested in good faith by appropriate proceedings.
(iii)    The Company and its subsidiaries have no liability for any material amount of Taxes of any other person or entity, either by operation of law, by contract or as a transferee or successor. The Company and its subsidiaries are not a party to any material Tax allocation or Tax sharing agreement with any third party (other than an agreement entered into in the ordinary course of business consistent with past practice (such as a lease or a license) the principal purpose of which is not the sharing, assumption or indemnification of Tax).
(iv)    As of the date hereof, there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company and its subsidiaries (taken as a whole), and the Company and its subsidiaries have not received from any governmental authority any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon.
(v)    All material Taxes that the Company and its subsidiaries (taken as a whole) were (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.
(vi)     None of the Company and any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past Subsidiaries are or were the only members).
(vii)    None of the Company and any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable.
(viii)    None of the Company and any of its subsidiaries has been requested in writing, and, to the knowledge of the Company, there are no claims against the Company or any of its subsidiaries, to pay any liability for Taxes of any person (other than the Company or its subsidiaries) that are material to the Company and its subsidiaries taken as a whole, arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.
(ix)    The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5) year period ending on the date hereof.
(u)    Title to Property.
(i)    Personal Property. Except as set forth on Schedule 7(u)(i), would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect, (A) the Company has good title to, free and clear of any and all Liens, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Company and (B) such properties, (x) are in the possession or control of the Company; and (y) are in good and operable condition and repair, reasonable wear and tear excepted.
(ii)    Leased Real Property. The Company has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(v)    Disclosure. The Company has disclosed to the Backstop Lenders all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Backstop Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder contains any material misstatement of fact or omits to state any material fact necessary in light of the circumstances under which they were made, in order to make the statements therein when taken together with all of the disclosures, not materially misleading; provided that, with respect to projected and pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information to any Backstop Lender; it being understood that such projections may vary from actual results and that such variances may be material.
(w)    [Reserved].
8.    Representations and Warranties of the Backstop Lenders. Each of the Backstop Lenders severally represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof.
(a)    Formation. Such Backstop Lender has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.
(b)    Power and Authority. Such Backstop Lender has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.
(c)    Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Backstop Lender and constitutes its valid and binding obligation, enforceable against such Backstop Lender in accordance with its terms.
(d)    Access to Information. Such Backstop Lender acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein.
9.    Additional Covenants of the Company. The Company agrees with the Backstop Lenders as follows:
(a)    Plan and Disclosure Statement. The Company shall: (i) file on the Petition Date or within one (1) Business Day thereafter, the Plan and a related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court, each in form and substance acceptable to the Requisite Backstop Lenders, and that is consistent in all material respects with the Plan or as otherwise approved by the Requisite Backstop Lenders, it being understood that the form of Plan and the form of the Disclosure Statement attached as Exhibit A and Exhibit D, respectively, to the Restructuring Support Agreement are acceptable to the Requisite Backstop Lenders, and (ii) seek the entry of a Confirmation Order by the Bankruptcy Court, in form and substance acceptable to the Requisite Backstop Lenders, as soon as practicable, which order shall include approval of the Disclosure Statement and this Agreement. The Company will provide counsel to the Backstop Lenders with a draft copy of the Confirmation Order and a reasonable opportunity to review and comment on such order prior to such order being filed with the Bankruptcy Court.
(b)    Funding Option. The Company shall effectuate the Funding Option in accordance with the Plan and the terms of this Agreement.
(c)    Unsubscribed Term Loan. The Company, in consultation with counsel for the Backstop Lenders, shall determine the amount of the Unsubscribed Term Loan, if any, and, in good faith, provide a Purchase Notice or a Satisfaction Notice that accurately reflects the amount of the Unsubscribed Term Loan as so determined and to provide to the Backstop Lenders a certification by the Company of the Unsubscribed Term Loan or, if such certification is not available, such written backup to the determination of the Unsubscribed Term Loan as the Backstop Lenders may reasonably request.
(d)    Approvals. Except as set forth in this Agreement or with the prior written consent of the Requisite Backstop Lenders, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall use reasonable best efforts to reasonably promptly take all actions and prepare and file all necessary documentation

(including by reasonably cooperating with the Backstop Lenders as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement. The Company shall reasonably promptly notify the Backstop Lenders (and furnish to them copies of, if requested) any communications from governmental authorities and shall not participate in any meeting with any such authority unless it consults with the Backstop Lenders in advance to the extent permitted by applicable law and gives the Backstop Lenders a reasonable opportunity to attend and participate thereat to the extent permitted by applicable law. The Company shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement. For purposes of this Agreement, “Antitrust Laws” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any similar law enforced by any governmental antitrust entity of any jurisdiction regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.
(e)    Conduct of Business. During the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall carry on its business in the ordinary course and use its commercially reasonable efforts to (i) preserve intact its business, (ii) keep available the services of its officers and employees and (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company in connection with its business. During the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall not enter into any transaction that is material to its business other than transactions in the ordinary course of business, except with the consent of the Required Backstop Lenders.
(f)    Access to Information. The Company shall (i) afford the Backstop Lenders and their respective representatives upon request and reasonable notice, from the period commencing on the date hereof and through the Plan Effective Date, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s business or operations, to the Company’s management employees and (ii) during such period, furnish promptly to such parties all reasonable information concerning the Company’s business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company

(A) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party if the shall have used its reasonable best efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (B) to disclose any legally privileged information of the Company or (C) to violate any applicable laws or orders.
(g)    Further Assurances. Without in any way limiting any other obligation of the Company in this Agreement, the Company shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as any Backstop Lender may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement. The Company furthermore agrees that it shall perform any and all of its covenants, agreements and obligations under this Agreement and not take any actions that would be inconsistent with such obligations.
(h)    Tax Treatment of Put Option. The Company agrees to treat, for U.S. federal income tax purposes, its Put Option as an option to cause the Backstop Lenders to purchase the Unsubscribed Term Loan and to treat the Backstop Put Premium as an adjustment to the Unsubscribed Term Loan acquired by the Backstop Lenders pursuant to the transactions contemplated by this Agreement.
10.    Additional Covenant of the Backstop Lenders: Approvals. Each of the Backstop Lenders agrees, severally and not jointly, with the Company, that except as set forth in this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Requisite Backstop Lenders shall use reasonable best efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement.
11.    Conditions to the Obligations of the Backstop Lenders. The obligations of the Backstop Lenders to fund the Unsubscribed Term Loan pursuant to their respective Backstop Lenders’ Commitments on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived by the Requisite Backstop Lenders):
(a)    Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court and which shall be binding and effective, shall each be in the form and substance approved by the Requisite Backstop Lenders, with only such amendments, modifications or changes that are satisfactory to the Requisite Backstop Lenders.

(b)    Conditions to Plan Effective Date. The conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived by the Requisite Backstop Lenders) in accordance with the Plan and the Plan Effective Date shall have occurred.
(c)    Funding Option. The Funding Option shall have been conducted in all material respects in accordance with this Agreement and the Expiration Time shall have occurred.
(d)    Purchase Notice or Satisfaction Notice. The Backstop Lenders shall have received a Purchase Notice or Satisfaction Notice from the Company, as applicable, in accordance with Section 4(a).
(e)    No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Funding Option or the transactions contemplated hereby.
(f)    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specific date, as of such date), except for such failures to be true and correct that, individually and in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.
(g)    Covenants. The Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Plan Effective Date.
(h)    Payments. All fees and other amounts, including the Backstop Put Premium, required to be paid or reimbursed by the Company to the Backstop Lenders as of the Plan Effective Date shall have been so paid or reimbursed.
(i)    Material Adverse Effect. Since September 30, 2016, there shall not have occurred, and there shall not exist, any change, event, circumstance, effect, development, occurrence or state of facts that constitutes, individually or in the aggregate, a Material Adverse Effect.
(j)    Officer’s Certificate. The Backstop Lenders shall have received on and as of the Plan Effective Date a certificate of the chief executive officer or chief financial officer of the Company, in their capacity as such and not in their individual capacity, confirming that the conditions set forth in Section 11(f) and Section 11(g) have been satisfied.
(k)    Tax Treatment of Put Option. Each Backstop Lender agrees to treat, for U.S. federal income tax purposes, its Put Option as an option requiring each Backstop Lender, at the Company’s option, to purchase its Backstop Lender Percentage of the Unsubscribed Term Loan, and to treat the Backstop Put Premium as an adjustment to each

Backstop Lender Percentage of the Unsubscribed Term Loan acquired pursuant to the transactions contemplated by this Agreement.
12.    Conditions to the Obligations of the Company. The obligations of the Company pursuant to this Agreement on the Plan Effective Date are subject to satisfaction of the following conditions (unless waived by the Company), except where the failure to satisfy any such condition is the result of a failure by the Company to comply with this Agreement:
(a)    Confirmation Order. The Confirmation Order, in form and substance acceptable to each of the Company and the Requisite Backstop Lenders, shall have been entered by the Bankruptcy Court, and such order shall be a Final Order (as defined in the Plan).
(b)    Conditions to Confirmation. The conditions to confirmation and the conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived by the Company) in accordance with the Plan and the Plan Effective Date shall have occurred.
(c)    No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Funding Option or the transactions contemplated hereby.
(d)    Representations and Warranties. The representations and warranties of the Backstop Lenders set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specific date, as of such date).
(e)    Covenants. The Backstop Lenders shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Backstop Lenders on or prior to the Plan Effective Date.
13.    Survival of Representations and Warranties. The representations and warranties made in this Agreement will not survive the Plan Effective Date. Covenants and agreements that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms.
14.    Termination.
(a)    Mutual Termination. The Company and the Requisite Backstop Lenders may terminate this Agreement by mutual written consent.
(b)    Backstop Lender Termination. At 11:59 p.m. prevailing Eastern Time on the date that is 365 days after the effective date of the Restructuring Support Agreement,

each Backstop Lender may terminate this Agreement, solely as to such terminating Backstop Lender, by written notice to the Company.
(c)    Termination by the Requisite Backstop Lenders. The Requisite Backstop Lenders may terminate this Agreement by written notice to the Company upon the occurrence and during the continuance of any of the following:
(i)    upon the breach in any material respect by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth herein which remains uncured for a period of ten (10) Business Days after the receipt of written notice of such breach from any of the Requisite Backstop Lenders pursuant to this Section 14 and in accordance with Section 13 (as applicable);
(ii)    [Reserved];
(iii)    at 11:59 p.m. prevailing Eastern Time on March 9, 2017 (the “Confirmation Date”), if the Bankruptcy Court shall not have entered an order in form and substance satisfactory to the Company and the Requisite Backstop Lenders confirming the Plan and approving the Disclosure Statement and this Agreement;
(iv)    at 11:59 p.m. prevailing Eastern Time on March 24, 2017 (the “Outside Date”), if the Plan Effective Date shall not have occurred;
(v)    at 11:59 p.m. prevailing Eastern Time on the date that is ten (10) Business Days after issuance of Company Replacement Notice, if the other Backstop Lenders or Eligible Offerees have failed to assume 100% of the rights and obligations of the Defaulting Backstop Lenders or the Terminating Backstop Lenders, as applicable, pursuant to Section 6 or otherwise, unless the Company provides evidence satisfactory to the Non Defaulting Backstop Lenders (in their sole discretion) that such non-assumed Backstop Lender Defaults or Backstop Lender Terminations, as applicable, would not otherwise prevent consummation of the Plan;
(vi)    if an examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Cases or if the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or have been dismissed by order of the Bankruptcy Court;
(vii)    if the Debtors file, propound or otherwise support any plan of reorganization other than the Plan;
(viii)    on the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan or refusing to approve the Disclosure Statement, provided that the Requisite Backstop Lenders shall not have the right to terminate this Agreement pursuant to this Section 14(c)(viii) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Plan subject only to modifications to the Plan or Disclosure Statement which (A) are not inconsistent with the Plan (as same may be modified, amended or supplemented in accordance with the terms of this Agreement), (B) do not create any new material obligation on any Party, and (C) do not adversely affect the agreed treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Plan that results in a diminution of the value of the property to be received by a Requisite Backstop Lender under the Plan shall be deemed to adversely affect such Backstop Lenders);
(ix)    upon the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment or order has not been not stayed, reversed or vacated within five (5) Business Days after such issuance;
(x)    upon the failure of any of the conditions set forth in Section 11 to be satisfied when required to be satisfied; or
(xi)    upon the termination of the Restructuring Support Agreement.
(d)    Termination by the Company. The Company may terminate this Agreement by written notice to the Backstop Lenders upon the occurrence of any of the following:
(i)    upon the breach in any material respect by one or more of the Backstop Lenders of any of the undertakings, representations, warranties or covenants of the Backstop Lenders set forth herein which remains uncured for a period of ten (10) Business Days after the receipt of written notice of such breach from the Company pursuant to this Section 14 and in accordance with Section 15 (as applicable);
(ii)    upon the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment or order has not been not stayed, reversed or vacated within ten (10) Business Days after such issuance;
(iii)    at 11:59 p.m. prevailing Eastern Time on the Confirmation Date, if the Bankruptcy Court shall not have entered an order in form and substance satisfactory to the Company and the Requisite Backstop Lenders confirming the Plan and approving the Disclosure Statement;
(iv)    at 11:59 p.m. prevailing Eastern Time on the Outside Date, if the Plan Effective Date shall not have occurred;
(v)    upon the failure of any of the conditions set forth in Section 11 to be satisfied when required to be satisfied;
(vi)    upon the termination of the Restructuring Support Agreement; or

(vii)    on the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan or refusing to approve the Disclosure Statement, provided that the Requisite Backstop Lenders shall not have the right to terminate this Agreement pursuant to this Section 14(d)(vii) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Plan subject only to modifications to the Plan or Disclosure Statement which (A) are not inconsistent with the Plan (as same may be modified, amended or supplemented in accordance with the terms of this Agreement), (B) do not create any new material obligation on any Party, and (C) do not adversely affect the agreed treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Plan that results in a diminution of the value of the property to be received by a Requisite Backstop Lender under the Plan shall be deemed to adversely affect such Backstop Lenders).
(e)    Effect of Termination. Subject to Section 17, upon termination of this Agreement, each party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the transactions contemplated hereby or otherwise, that it would have been entitled to take had it not entered into this Agreement. Notwithstanding anything contained herein, if this Agreement is terminated as a result of a breach of this Agreement by a party hereto, such party shall not be released and shall remain liable for any damages resulting from such termination.
(f)    Termination Fee. To the extent this Agreement is terminated pursuant to Section 14(d)(vi) as a result of termination of the Restructuring Support Agreement pursuant to Section 18 thereof, the Company shall immediately pay, in cash, to the Backstop Lenders (pro rata in accordance with their Backstop Lender Percentages) a non-refundable fee in an aggregate amount equal to $2,500,000 (the “Termination Fee”).
15.    Indemnification Obligations.
(a)    Following the entry of the Confirmation Order, the Company shall indemnify and hold harmless each Backstop Lender and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each acting in such capacity, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Lenders except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Lenders’ Commitments, the Funding Option, the payment of the Backstop Put Premium or the Transaction Expenses, or the use of the proceeds of the Funding Option, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, its equity holders,

Affiliates, creditors or any other person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Backstop Lender that has defaulted on its obligation to exercise its Subscription Option or to fund such Backstop Lender’s Backstop Commitment of any of the Unsubscribed Term Loan or any Indemnified Person related thereto, caused by such default by such Backstop Lender, or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.
(b)    Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnified Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (i) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 15. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select one separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (A) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims, (B) the Indemnifying Party shall not have employed counsel to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (C) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within five (5) Business Days of receipt of such notice, or (D) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company.
(c)    Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 15. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole reasonable discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
(d)    Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 15(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (i) the total value received by the Company pursuant to the

Unsubscribed Term Loan in the Funding Option contemplated by this Agreement and the Plan, bears to (ii) the Backstop Put Premium paid or proposed to be paid to the Backstop Lenders. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other person in connection with an Indemnified Claim.
(e)    Treatment of Indemnification Payments. All amounts funded by an Indemnifying Party to an Indemnified Person under this Section 15 shall, to the extent permitted by applicable law, be treated as adjustments to the amount to be funded for the Unsubscribed Term Loan funder by such Indemnified Person for all Tax purposes. The provisions of this Section 15 are an integral part of the transactions contemplated by this Agreement and without these provisions the Backstop Lenders would not have entered into this Agreement, and upon entry of the Confirmation Order, the obligations of the Company under this Section 15 shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further order of the Bankruptcy Court, and the Company may comply with the requirements of this Section 15 without further order of the Bankruptcy Court.
16.    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) three (3) days after being deposited with the United States Post Office, by registered or certified mail, postage prepaid, (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (e) when sent by electronic mail (with acknowledgment received), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party hereto may have specified by like notice):

If to Backstop Lenders, to each of the undersigned Backstop Lenders at the addresses listed on the signatures pages hereto, with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:    Brad Eric Scheler, Matthew Roose and Josh Wechsler
Facsimile:    (212) 299-6650

Email:	Brad.Eric.Scheler@friedfrank.com
Matthew.Roose@friedfrank.com
Joshua.Wechsler@friedfrank.com
If to the Company, to:
Forbes Energy Services Ltd.
3000 South Business Highway 28
Alice, TX 78333
Telephone: (361) 664-0549
Facsimile: (361) 664-0599
Attention: L. Melvin Cooper
with a copy to:
Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Boulevard, 13th Floor
Los Angeles, California 90067-4100
Telephone: (310) 277-6910
Facsimile: (310) 201-0760
Attention: Richard M. Pachulski, Esq.
     Ira D. Kharasch, Esq.
17.    Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the parties hereto in Section 14(e), Section 14(f) and Sections 15 through 24 shall survive such termination and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof.
18.    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the previous sentence, the Backstop Lenders’ obligations hereunder may be assigned, delegated or transferred, in whole or in part, by any Backstop Lender to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Backstop Lender over which such Backstop Lender or any of its Affiliates exercises investment authority, including with respect to voting and dispositive rights; provided that any such assignee assumes the obligations of the assigning Backstop Lender hereunder and agrees in writing prior to such assignment to be bound by the terms of this Agreement in the same manner as the assigning Backstop Lender. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Backstop Lender of its obligations hereunder if such assignee fails to perform such obligations. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
19.    Complete Agreement. This Agreement (including the Exhibits and the other documents and instruments referred to herein constitutes the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties hereto will continue in full force and effect.
20.    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the signatories hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the signatories hereto irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced by the Company, each of the signatories hereto agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
21.    Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
22.    Action by, or Consent or Approval of, the Backstop Lenders. Whenever this Agreement refers to any action to be taken by, or any consent or approval to be given by, the

Backstop Lenders, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the action, consent or approval of the Requisite Backstop Lenders.
23.    Amendments and Waivers.
(a)    This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company and the Requisite Backstop Lenders and subject, to the extent required after the Petition Date, to the approval of the Bankruptcy Court; provided that any modification of, or amendment or supplement to, this Agreement that would (i) have the effect of materially and adversely affecting any Backstop Lender in a manner that is disproportionate to any other Backstop Lender or the Backstop Lenders as a whole, or increasing or decreasing an Backstop Lender’s Backstop Lender Percentage (as set forth on Exhibit A) shall require the prior written consent of such Backstop Lender, or (ii) be inconsistent with the Plan or would have the effect of modifying this sentence shall require the prior written consent of all of the Backstop Lenders; provided, further, that any modification of, or amendment or supplement to Section 14(b) hereof shall require the prior written consent of each such Backstop Lender affected thereby.
(b)    No delay on the part of any party hereto in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party hereto otherwise may have at law or in equity.
24.    Specific Performance. The parties hereto acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the parties hereto agree that in addition to any other remedies, each party hereto will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
25.    Other Interpretive Matters.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) any reference in this Agreement to $ shall mean U.S. dollars; (iii) all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall be defined as set forth in this Agreement; (iv) words imparting the singular number only shall include the plural and vice versa; (v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FORBES ENERGY SERVICES LTD. By:___/s/ L. Melvin Cooper________ Name: L. Melvin Cooper Title: SVP & CFO

[Signature Page to Backstop Agreement]

BACKSTOP PARTIES:

ASCRIBE CAPITAL, LLC (on behalf of itself and certain funds) By:___/s/ Lawrence First____________ Name: Lawrence First Title: Chief Investment Officer

SOLACE FORBES HOLDINGS, LLC By: Solace Capital Partners, L.P., its Manager By:___/s/ Naeem Arastu____________ Name: Naeem Arastu Title: Sr. Vice President

COURAGE CAPITAL MANAGEMENT, LLC (on behalf of itself and certain funds) By:___/s/ Thomas G. Milne_________ Name: Thomas G. Milne Title: President

PACIFIC INVESTMENT MANAGEMENTCOMPANY LLC, as investment manager for various funds and accounts By:___/s/ Alfred Murata____________ Name: Alfred Murata Title: Managing Director

PHOENIX INVESTMENT ADVISOR LLC (on behalf of itself and certain funds) By:___/s/ Jeffrey Peskind___________ Name: Jeffrey Peskind Title: CEO

[Signature Page to Backstop Agreement]

Exhibit A

Backstop Lender	Backstop Percentage	Backstop Commitment

Total:	100%

Exhibit B

Subscription Form

NOTICE AND INSTRUCTION FORM

to the holders (the “Senior Unsecured Noteholders”) of the
9% Senior Notes Due 2019 (CUSIP No. 345143 AC 5)
(the “Senior Unsecured Notes”)
issued under that certain Indenture, dated as of June 7, 2011
(as amended, the “Senior Unsecured Notes Indenture”)

of

FORBES ENERGY SERVICES LTD., as Issuer

with respect to the Funding Option and the opportunity to act as lender under the Loan and Security Agreement (as amended, the “Credit Agreement”)
for a $50,000,000 Exit Facility Term Loan

IMPORTANT NOTICE
REGARDING THE OPPORTUNITY TO PARTICIPATE
AS A LENDER IN THE TERM LOAN

ELIGIBILITY

YOU ARE ONLY ELIGIBLE TO PARTICIPATE IN THIS OPPORTUNITY IF YOU MEET THE FOLLOWING CRITERIA:

1.    YOU ARE AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 OF REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WHICH IS SET FORTH ON ANNEX I; AND

2.    YOU OWN, TOGETHER WITH YOUR AFFILIATES, IN EXCESS OF $5,600,000.00 OR 2% OF THE PRINCIPAL AMOUNT OF THE SENIOR UNSECURED NOTES ISSUED UNDER THE SENIOR UNSECURED NOTES INDENTURE.

IF YOU DO NOT SATISFY THE PRECEDING CRITERIA, YOU ARE NOT ABLE TO PARTICIPATE AND YOU SHOULD NOT FILL OUT THE SUBSCRIPTION FORM OR SEND ANY MONEY TO THE SUBSCRIPTION AGENT (AS DEFINED BELOW).

IF YOU ELECT TO PARTICIPATE AS A LENDER IN THE TERM LOAN, YOU WILL BE ENTERING INTO A BINDING LEGAL COMMITMENT WITH FORBES ENERGY SERVICES LTD. (THE “COMPANY”). THIS OPPORTUNITY IS NOT BEING GIVEN TO ANY PERSON IN ANY JURISDICTION IN WHICH THE ACCEPTANCE OF THE OPPORTUNITY OR MAKING AN OFFER IN CONNECTION THEREWITH WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

EXPIRATION TIME

YOUR OPPORTUNITY TO ELECT TO BECOME A LENDER IN THE TERM LOAN WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 25, 2017 UNLESS EXTENDED OR EARLIER TERMINATED BY MUTUAL AGREEMENT OF THE COMPANY AND THE REQUIRED BACKSTOP LENDERS (AS SUCH TERM IS DEFINED IN THE BACKSTOP AGREEMENT (AS DEFINED BELOW)) (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

THERE ARE NO WITHDRAWAL RIGHTS ONCE THE SUBSCRIPTION FORM ATTACHED TO THIS NOTICE AND INSTRUCTION FORM IS VALIDLY DELIVERED OR YOU HAVE FUNDED YOUR ENTIRE PARTICIPATION AMOUNT INTO THE FUNDING ACCOUNT, INCLUDING IN THE EVENT OF A MATERIAL CHANGE IN THE TERMS OF THE FUNDING OPTION. IF THE COMPANY AND THE REQUIRED BACKSTOP LENDERS MUTUALLY DETERMINE TO ALLOW YOU TO WITHDRAW YOUR COMMITMENT, ANY SUCH WITHDRAWAL WILL BE LIMITED AS SET FORTH IN ANY NOTICE THEREOF.

YOUR SUBSCRIPTION DOCUMENTS MUST BE RECEIVED BY YOUR NOMINEE IN SUFFICIENT TIME TO ALLOW YOUR NOMINEE TO COMPLETE THE CERTIFICATION OF HOLDINGS, ATTACHED HERETO AS ANNEX II-A (THE “CERTIFICATION OF HOLDINGS”), ON YOUR BEHALF AND DELIVER ALL SUBSCRIPTION DOCUMENTS TO THE SUBSCRIPTION AGENT BY THE EXPIRATION TIME.

NO SUBMISSION OF A SUBSCRIPTION FORM OR RELATED SUBSCRIPTION DOCUMENTS WILL BE VALID IF DELIVERED AFTER THE EXPIRATION TIME. THE COMPANY AND THE REQUIRED BACKSTOP LENDERS WILL MUTUALLY AND REASONABLY DETERMINE WHETHER A SUBSCRIPTION FORM TRANSMITTING AN ELIGIBLE OFFEREE’S (AS DEFINED BELOW) COMMITMENT TO PARTICIPATE IN THE TERM LOAN AND RELATED SUBSCRIPTION DOCUMENTS HAVE BEEN VALIDLY SUBMITTED AND WHETHER TO ACCEPT ANY SUBSCRIPTION DOCUMENT THAT HAS NOT BEEN VALIDLY EXECUTED AND DELIVERED.

To the Senior Unsecured Noteholders:

Forbes Energy Services Ltd., a Texas corporation (the “Company”), and certain of its subsidiaries (together with the Company, each a “Debtor” and collectively, the “Debtors”) intend to file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in that certain Backstop Agreement among the Company and the Backstop Lenders dated as of December 21, 2016 (the “Backstop Agreement”).

Certain Senior Unsecured Noteholders have entered into a Restructuring Support Agreement dated as of December 21, 2016 (the “Restructuring Support Agreement”), pursuant to which such parties have agreed to, among other things, vote in favor of a pre-packaged plan of reorganization to be filed in connection with the Chapter 11 Cases and attached as Exhibit A to the Restructuring Support Agreement (the “Plan”). Subject to, among other things, the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”) and consummation of the Plan, the Company proposes to enter into the Credit Agreement for a new first lien term loan (the “Term Loan”) in an aggregate principal amount of $50,000,000 (the “Term Loan Amount”).

The Company proposes to offer each Senior Unsecured Noteholder who (i) is an accredited investor and (ii) owns, together with its affiliates, in excess of $5,600,000.00, or 2%, of the principal amount of the Senior Unsecured Notes outstanding the option to fund (the “Funding Option”) such Eligible Offeree’s pro rata portion of the Term Loan subject to the procedures and documentation detailed herein. In order to facilitate the Funding Option, and subject to the terms, conditions and limitations set forth in the Backstop Agreement, each Backstop Lender, severally and not jointly, has agreed to fund, on the effective date of the Plan, such Backstop Lender’s percentage of the aggregate principal amount of the Term Loan minus the aggregate principal amount of Term Loan funded pursuant to the Funding Option on or before the Expiration Time.

You have received this Notice and Instruction Form because, as of December 19, 2016 (the “Record Date”), you were a Senior Unsecured Noteholder. Accordingly, you are being given notice of your opportunity to be a lender in the Term Loan on the terms and subject to the conditions set forth in this Notice and Instruction Form.

Notwithstanding the foregoing, only persons or entities that (i) were Senior Unsecured Noteholders as of the Record Date; (ii) are “accredited investors” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; and (iii) own, together with their affiliates, in excess of $5,600,000.00, or 2%, of the principal amount of the Senior Unsecured Notes outstanding (each, an “Eligible Offeree” and collectively, the “Eligible Offerees”), are eligible to participate in the Funding Option.

Please use the subscription form attached hereto as Annex II (the “Subscription Form”) to transmit your elections, if any. To participate in the Funding Option, you must, on or prior to 5:00 p.m., New York City time, on January 25, 2017 (the “Expiration Time”): (i) complete and execute (a) the Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), (b) the signature page to the Credit Agreement attached to the Subscription Form, (c) the Administrative Questionnaire attached to the Subscription Form, and (d) such other documents as the Subscription Agent or the administrative agent under the Credit Agreement (the “Administrative Agent”) may reasonably require (collectively, the “Subscription Documents”); (ii) deliver (or cause the delivery of) such Subscription Documents to your nominee in sufficient time to allow your nominee to complete the Certification of Holdings on your behalf and deliver all Subscription Documents to Wilmington Trust, National Association (the “Subscription Agent”) as instructed below; and (iii) fund your entire Participation Amount, as indicated in Item 4 of the Subscription Form (the “Subscription Funding”), in each case as further described herein. If you are an Eligible Offeree and your Senior Unsecured Notes are held through more than one nominee, please have each nominee complete a nominee certification of holdings for the respective Senior Unsecured Notes held.

The Credit Agreement (without schedules or exhibits), as well as the Backstop Agreement, the Plan and other related documents may be obtained by: (i) accessing the Debtors’ restructuring website at http://www.kccllc.net/forbes; (ii) calling the Debtors’ voting agent, Kurtzman Carson Consultants LLC, at (877) 634-7165 (toll free) or +1 (424) 236-7221 (international); or (iii) emailing ForbesEnergyInfo@kccllc.com.

The Term Loan will mature four (4) years after the effective date of the Plan (the “Effective Date”). Interest on the Term Loan will accrue (a) at an annual rate of five percent (5%) in cash and (b) at an annual rate of seven percent (7%) either payable in cash or capitalized and added to the principal at the option of the Company (“PIK Interest Rate”), provided, that the PIK Interest Rate shall increase by two percent (2%) every twelve (12) months after the Effective Date. The entire amount of the Term Loan, together with accrued and unpaid interest thereon, shall be due and payable in full at maturity.

The foregoing description of the Term Loan is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Credit Agreement.

Your portion of the Subscription Funding, representing your Pro Rata Share of the Term Loan (subject to the Funding Fee as described below), will be held by the Subscription Agent in the Funding Account (as defined below) for an undetermined period of time and there can be no assurances as to when the closing of the Funding Option will occur.

For purposes of the Funding Option, each Eligible Offeree’s pro rata share (“Pro Rata Share”) shall be equal to a fraction (expressed as a factor) the numerator of which is the aggregate principal amount of all Senior Unsecured Notes held by such Eligible Offeree as of the Record Date and the denominator of which is the aggregate outstanding principal amount of all Senior Unsecured Notes as of the Record Date, which amount is equal to two hundred and eighty million dollars ($280,000,000.00).

Each Eligible Offeree who participates in the Funding Option will receive its Pro Rata Share of the Funding Fee of three million dollars ($3,000,000.00). Each Eligible Offeree’s total Subscription Funding shall be equal to its Subscription Funding minus its Pro Rata Share of the Funding Fee (as calculated in Item 4 of the Subscription Form).

A commitment to participate in the Funding Option may not be withdrawn by you, unless otherwise mutually determined by the Company and the Required Backstop Lenders. Your participation in the Funding Option is subject to you and your nominee providing all documents required by the Subscription Agent and the Subscription Agent’s satisfactory review of such information and documents (subject to the further review and approval of the Required Backstop Lenders as set forth below).

The Company and the Required Backstop Lenders mutually and reasonably will determine whether any Holder is an Eligible Offeree, has properly executed and delivered the required documentation, and funded its proposed amount of the Subscription Funding and whether to reject or accept any subscription to participate that has not been properly completed and delivered. In furtherance of such determinations, the Subscription Agent shall promptly provide copies of any Subscription Documents received by the Subscription Agent to counsel for the Company and the Required Backstop Lenders. If counsel for the Company or the Required Backstop Lenders notifies the Subscription Agent that any such Subscription Documents have been improperly executed or of any other defects or irregularities in the completion of such Subscription Documents, the Subscription Agent shall, at the request of counsel for the Company or the Required Backstop Lenders, use commercially reasonable efforts to inform the applicable Senior Unsecured Noteholder of such defect or irregularity. In the event that any Eligible Offeree has funded an amount greater than its Subscription Funding, the Subscription Agent shall wire transfer the amount of such overfunding, as instructed by counsel for the Company or the Required Backstop Lenders, to the account of the Eligible Offeree identified for that purpose in the Subscription Documents.

Each Eligible Offeree that intends to participate in the Funding Option as a lender in the Term Loan must, prior to the Expiration Time, (i) deliver (or cause the delivery of) the duly executed Subscription Documents to your nominee in sufficient time to allow your nominee to complete the Certification of Holdings on your behalf and deliver all Subscription Documents to the Subscription Agent, and (ii) cause the amount of the Subscription Funding to be funded by such Eligible Offeree to be sent by wire transfer of immediately available federal funds to an account (the “Funding Account”) established by the Subscription Agent, according to the wire instructions below:

Wilmington Trust
Wilmington DE
ABA No. 031-100-092
Account No. 119548-000
Re: Forbes Energy Subscription Agent
Attn: Corporate Capital Markets/Joseph Clark

Funds held in the Funding Account will not accrue interest. The Subscription Agent assumes no responsibility for the funds delivered to the Funding Account and shall be entitled to rely solely on the direction of the Company or the Required Backstop Lenders as set forth in this document or the other documents governing the rights and duties of the Subscription Agent in connection with the Funding Option, with respect to the disposition of such funds.

Upon closing of the Funding Option, the Subscription Agent will, promptly upon receipt of written instructions from the Company in the form of a funds flow memorandum, which memorandum shall be subject to the review and approval of counsel for the Required Backstop Lenders, disburse the funds in the Funding Account funded by participating Eligible Offerees in accordance with such instructions and, within three (3) days of the Effective Date, refund any unused funds, if any, in accordance with such instructions to the refund account identified on the applicable Subscription Form.

Before you deliver the executed Subscription Documents and wire funds to the Funding Account, please carefully review the Credit Agreement, the Plan and all documentation included with the solicitation materials with respect to the Plan.

Participating as a lender in the Term Loan entails risks, including, but not limited to, the risk that the Company may be liquidated or may be unsuccessful in executing its business plan, and as a result may be unable to repay all or part of the obligations under the Term Loan.

Notwithstanding anything to the contrary herein, the Required Backstop Lenders and the Company may amend or modify the terms of the Funding Option, including the Subscription Form and/or the other Subscription Documents, at any time; provided that nothing in this Notice and Instruction Form shall be construed to supersede the amendment and modification requirements set forth in the Credit Agreement; provided further that the terms of the Funding Option, including the Subscription Form and/or the other Subscription Documents may not be amended in a manner that materially affects the rights or duties of the Subscription Agent without the Subscription Agent’s written consent.

ANNEX I TO
NOTICE AND INSTRUCTION FORM

DEFINITION OF ACCREDITED INVESTOR
As “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), is an investor who meets any one or more of the following criteria:

(i)	a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000;

(ii)
a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

(iii)
A bank, as defined in section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; an insurance company, as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) or a “business development company,” as defined in Section 2(a)(48) of the 1940 Act; a Small Business Investment Company licenses by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, that is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(iv)	private business development company, as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(v)
A corporation, an organization described in Section 501(c)(3) of the Internal Revenue code of 1986, as amended (the “Code”), a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered, in each case with total assets in excess of $5,000,000;

(vi)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(vii)
A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Act; or

(viii)	Any entity in which all of the equity owners are accredited investors.
For purposes of calculating net worth under (i) above, (a) a person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by a person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by a person’s primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability.

ANNEX II TO
NOTICE AND INSTRUCTION FORM

FORBES ENERGY SERVICES LTD.

SUBSCRIPTION FORM

IMPORTANT

PLEASE READ THE FOLLOWING AND THE ATTACHED INSTRUCTIONS CAREFULLY. ON OR BEFORE THE EXPIRATION TIME, YOU MUST (I) COMPLETE, SIGN, DATE AND DELIVER THIS SUBSCRIPTION FORM AND THE OTHER SUBSCRIPTION DOCUMENTS ANNEXED HERETO TO YOUR NOMINEE IN SUFFICIENT TIME TO ALLOW YOUR NOMINEE TO COMPLETE THE CERTIFICATION OF HOLDINGS ON YOUR BEHALF AND DELIVER ALL SUBSCRIPTION DOCUMENTS TO THE SUBSCRIPTION AGENT AND (II) FUND YOUR ENTIRE PARTICIPATION AMOUNT (AS SPECIFIED IN ITEM 4 BELOW) BY WIRING FUNDS TO THE FUNDING ACCOUNT.

IF ANY SUCH SUBSCRIPTION DOCUMENTS ARE NOT COMPLETED, SIGNED AND RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME, AND/OR YOUR ENTIRE PARTICIPATION AMOUNT IS NOT RECEIVED IN THE FUNDING ACCOUNT ON OR BEFORE THE EXPIRATION TIME, THE INSTRUCTION TRANSMITTED BY THIS SUBSCRIPTION FORM MAY NOT BE COUNTED.

YOU SHOULD REVIEW THE CREDIT AGREEMENT, THE PLAN, ALL DOCUMENTATION INCLUDED WITH THE SOLICITATION MATERIALS WITH RESPECT TO THE PLAN, THE NOTICE AND INSTRUCTION FORM AND THE INSTRUCTIONS CONTAINED HEREIN BEFORE YOU ELECT TO PARTICIPATE IN THE OPPORTUNITY. YOU MAY WISH TO SEEK LEGAL AND/OR FINANCIAL ADVICE CONCERNING THE FUNDING OPTION.

Capitalized terms used herein but not defined herein have the meanings ascribed to them in the Backstop Agreement dated as of December 21, 2016.

Item 1. Holdings. The undersigned hereby represents that, as of December 19, 2016 (the “Record Date”), the undersigned is owner of the following:

A	B	C
Name/Address	Total Principal Amount of Senior Unsecured Notes as of the Record Date	Total Percentage Owned of Senior Unsecured Notes as of the Record Date
$ (Insert total amount from Column B) Divided by $280,000,000 = (Item 1(C) – Total percentage owned of Senior Unsecured Notes)

Item 2. Representations of the Holder. The undersigned hereby represents that it:

•	is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

•	owns, together with its affiliates, in excess of $5,600,000.00, or 2%, of the principal amount of the Senior Unsecured Notes outstanding;

•
is sophisticated with respect to the decision to participate as a lender in a commercial loan of the type represented by the Term Loan and is, or the entity exercising discretion in making this decision to participate in the Funding Option, experienced in participating as a lender in such commercial loans;

•
has received and/or reviewed the Credit Agreement, the Plan, all documentation included with the solicitation materials with respect to the Plan and has received, or has been afforded the opportunity to receive or have access to, to the extent available, copies of the most recent annual and quarterly financial statements of the Debtors and such other documents and information as it deems appropriate to make its own credit analysis and decision to participate in the Funding Option; and

•
has (i) independently and without reliance on any other participant as a lender in the Term Loan or on the Debtors or any trustee or administrative agent under the Indenture or the Credit Agreement, and (ii) based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to participate in the Funding Option.

In the event that the undersigned is unable to answer in the affirmative any of the representations in Items 1 and 2, the undersigned is unable to participate in the Funding Option.

Item 3. Participation in the Funding Option. You are entitled to participate in the Funding Option in an amount not less than your pro rata share of Senior Unsecured Notes as of the Record Date as set forth in Item 1(C).

Item 3A: Subscription Amount

________________________1    x    $50,000,000 =             $_______________________
(Item 3(A) – Your “Total Subscription Participation Amount”)

Item 3B: Funding Fee

________________________2    x    $3,000,000 =            $_______________________
(Item 3(B) – Your “Total Funding Fee Amount”)

Item 4. Total Funding Amount.

Total Funding Amount
Item 3(A): Total Subscription Participation Amount	$
Item 3(B): Total Funding Fee Amount	$
Item 4: Total Funding (Item 3(A) minus Item 3(B))	$

Item 5. Certification. By signing this Subscription Form, the undersigned (i) certifies that it understands that the option to participate in the Funding Option is subject to all the terms and conditions set forth in the Notice and Instruction Form, (ii) certifies that each of the representations set forth in Item 2 is true and (iii) agrees that the commitment to participate in the Term Loan constitutes an irrevocable commitment by the undersigned to fund the Term Loan up to the amount so specified. The undersigned agrees to provide all of the items set forth in the Notice and Instruction Form.

Name of Eligible Offeree:    ______________________________
(Print or Type)

U.S. Federal Tax I.D. No.(optional for Non-U.S. persons):    ______________________________
(If Applicable)

If U.S. person, check here and attach IRS Form W-9 ☐

If Non-U.S. person, check here and attach appropriate IRS Form W-8 ☐

Signature:        ______________________________

Print Name:        ______________________________

Title:            ______________________________

Facsimile Number:    ______________________________

E-Mail Address:        ______________________________

Street Address:        ______________________________

City, State, Zip Code:    ______________________________

Telephone:        ______________________________

Date Completed:        ______________________________

Wire Information (in the event a refund is needed):

Account Name:
Bank Account No.:
ABA/Routing Number:
Bank Name:
Bank Address:
Reference:

THE SUBSCRIPTION DOCUMENTS, INCLUDING YOUR NOMINEE’S CERTIFICATION OF HOLDINGS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT AT ITS EMAIL ADDRESS LISTED BELOW AND THE AMOUNT OF YOUR TOTAL FUNDING (ITEM 4) MUST BE TRANSFERRED TO THE FUNDING ACCOUNT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 25, 2017, OR THE INSTRUCTIONS TRANSMITTED HEREBY MAY NOT BE COUNTED.

Wilmington Trust, National Association
Telephone: (212) 941-4439
Email: jhclark@wilmingtontrust.com
Attention: Joseph Clark

ANNEX II-A TO
NOTICE AND INSTRUCTION FORM

FORBES ENERGY SERVICES LTD.

NOMINEE’S CERTIFICATION OF HOLDINGS

Your ownership of Senior Unsecured Notes must be confirmed in order to participate in the Funding Option.

The nominee holding your Senior Unsecured Notes as of 5:00 p.m., New York City time, on December 19, 2016, must complete Box A on your behalf and complete Box C. Box B is only required if any or all of your Senior Unsecured Notes were on loan as of 5:00 p.m., New York City time, on December 19, 2016 (as determined by your nominee).

Box A For Use by the Nominee	Box B Nominee Proxy—Only if Needed

DTC Participant Name: ____________________

DTC Participant Number: ____________________

Principal Amount of Senior Unsecured Notes (CUSIP No. 345143 AC 5) held by this account as of 5:00 p.m., New York City time, on December 19, 2016

$__________________ principal amount

Nominee authorized signatory: ____________________

Nominee contact name: ____________________

Nominee contact email: ____________________

Contact telephone number: ____________________

Beneficial Holder name: ____________________

DTC Participant Name: ____________________

DTC Participant Number: ____________________

Principal Amount of Senior Unsecured Notes (CUSIP No. 345143 AC 5) held by this account as of 5:00 p.m., New York City time, on December 19, 2016

$__________________ principal amount

Nominee authorized signatory: ____________________

Nominee contact name: ____________________

Nominee contact email: ____________________

Contact telephone number: ____________________

Beneficial Holder name: ____________________

Box C For Use Only by the Nominee
MEDALLION GUARANTEE:
(In lieu of providing a medallion stamp, a Nominee may provide a notarized signature on this Nominee’s Certification Of Record Date Holdings and a list of authorized signatories on the letterhead of the Nominee.)

ANNEX II-B TO
NOTICE AND INSTRUCTION FORM

FORBES ENERGY SERVICES LTD.

INSTRUCTIONS FOR COMPLETING SUBSCRIPTION FORM

EXPIRATION TIME/SUBSCRIPTION AGENT:

The Expiration Time for participation in the Funding Option is 5:00 p.m., New York City Time, on January 25, 2017 unless extended or earlier terminated. To elect to participate in the Funding Option, you must complete, sign, and return this Subscription Form and the other Subscription Documents to your nominee in sufficient time to allow your nominee to complete the Certification of Holdings on your behalf and deliver electronic copies of all Subscription Documents to the Subscription Agent at the following email address for receipt by the Subscription Agent no later than the Expiration Time:

Wilmington Trust, National Association
Telephone: (212) 941-4439
Email: jhclark@wilmingtontrust.com
Attention: Joseph Clark

To effect a subscription, you must take the following steps:

1.	Complete Item 1 of the Subscription Form.

2.	Review the representations in Item 2 of the Subscription Form. In order to participate in the Funding Option, each of the representations set forth in Item 2 must be correct.

3.	In Item 3 of the Subscription form, calculate the Total Subscription Participation Amount and the Total Funding Fee Amount.

4.	Calculate the Total Funding Amount in Item 4.

5.	Review the certification item in Item 5 of the Subscription Form.

6.	Complete Item 5 of the Subscription Form.

7.
Deliver the following items to your nominee in sufficient time to allow your nominee to complete the Certification of Holdings on your behalf (Annex II-A) and deliver electronic copies of all Subscription Documents to the Subscription Agent by email on or before the Expiration Time:

a.	The Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable).

b.	The Total Funding Amount (Item 5) to be wired to the following Funding Account:

Wilmington Trust
Wilmington, DE
ABA No. 031-100-092
Account No. 119548-000
Re: Forbes Energy Subscription Agent
Attn: Corporate Capital Markets/Joseph Clark

c.	Executed signature page to the Credit Agreement for the Term Loan (Annex II-C).

d.	Completed Administrative Questionnaire for the Term Loan (Annex II-D).

e.	Any other documentation requested by the Subscription Agent or the Administrative Agent.

PLEASE NOTE:

IF YOU HAVE ANY QUESTIONS REGARDING THIS SUBSCRIPTION FORM, ANY OTHER SUBSCRIPTION DOCUMENT OR THE PROCEDURES RELATED HERETO, PLEASE CALL THE SUBSCRIPTION AGENT, WILMINGTON TRUST, NATIONAL ASSOCIATION, ATTENTION JOSEPH CLARK, AT 212-941-4439.

Your participation in the Funding Option is subject to you providing all information and other documents required by the Subscription Agent and the Subscription Agent’s satisfactory review of such information and documents (as determined in the sole discretion of the Subscription Agent).

Forbes Energy Services Ltd., along with certain affiliates, intends to file a voluntary petition for relief under chapter 11 of the Bankruptcy Code and expects to operate its business and manage its property as a debtor-in-possession pursuant to the Bankruptcy Code.

This Notice and Instruction Form and any exhibits thereto shall not constitute or be deemed to constitute a solicitation by any party of votes to approve or reject a Chapter 11 plan for any debtor. A solicitation with respect to votes to approve or reject a Chapter 11 plan is being conducted concurrently through a disclosure statement that complies with section 1125 of the Bankruptcy Code.

ANNEX II-C TO
NOTICE AND INSTRUCTION FORM
Signature Page to Term Loan

LENDER:
SENIOR UNSECURED NOTEHOLDER ____________________________________________ Entity Name By:_________________________________________ Name: Title:

ANNEX II-D TO
NOTICE AND INSTRUCTION FORM

ADMINISTRATIVE QUESTIONNAIRE

Deal Name:
Agent Address:	Wilmington Trust, N.A	Return To:	Loan Agency Middle Admin
	50 South Sixth Street	Phone:	612-217-5649
	Suite 1290	Fax:	612-217-5651
	Minneapolis, MN 55402	E-mail:	LoanAgency@WilmingtonTrust.com

LENDER INFORMATION:

Legal Name of Lender:
Legal Address:
Fund Manager:

ADMINISTRATIVE/OPERATIONS/NOTICES CONTACTS:

	Primary Contact	Secondary Contact
Name:
Company:
Title:
Address:

Phone:
Fax:
E-Mail Address:

CREDIT CONTACTS:

	Primary Contact	Secondary Contact
Name:
Company:
Title:
Address:

Phone:
Fax:
E-Mail Address:

INTRALINKS CONTACTS:

Name:
Phone:
E-mail Address:

Name:
Phone:
E-mail Address:

Name:
Phone:
E-mail Address:

DOMESTIC WIRE INSTRUCTIONS:

Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FCC Account Name:
FCC Account No.:
Attention:

FOREIGN WIRE INSTRUCTIONS:

Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FCC Account Name:
FCC Account No.:
Attention:
Reference:

TAX FORM PROVIDED:

W-9        ☐
W-8BEN    ☐
W-8IMY    ☐
W-8ECI    ☐
W-8EXP    ☐
Other        ☐

Schedule 7(u)(i)
Personal Property
Subject to the provisions of that certain Loan and Security Agreement, dated September 9, 2011 (as so amended and as at any time further amended, modified, restated or supplemented, the “Loan Agreement”) among Forbes Energy Services LLC (“Energy Services”), TX Energy Services, LLC (“TX Energy”), C.C. Forbes, LLC, as successor by merger to Superior Tubing Testers, LLC (“CC”), and Forbes Energy International, LLC (“FEI,” and together with Energy Services, TX Energy and CC, the “Borrowers”), the Company, the lenders party thereto, and Regions Bank, as agent for such lenders and other secured parties, the loans and extensions of credit made pursuant to the Loan Agreement are secured by first priority, perfected security interests in and other liens in substantially all of the assets of Borrowers.